Exhibit 3.4

SECOND AMENDMENT TO
LIMITED LIABILITY COMPANY
AGREEMENT, AS AMENDED,
OF
JCM PARTNERS, LLC
(a Delaware limited liability company)

     This Second Amendment (the “Second Amendment”) to the Limited Liability Company Agreement, dated as of June 30, 2000, as amended on September 13, 2000 (the “Current Agreement”), of JCM PARTNERS, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 22nd day of May, 2002 by the Members of the Company and those Persons who hereafter become Members pursuant to the terms of the Agreement as defined herein. The Current Agreement, as amended by this Second Amendment, is referred to herein as the “Agreement.”

     WHEREAS, the Initial Members entered into the Current Agreement;

     WHEREAS, at the time of the Current Agreement, the Company had two classes of Units: Common Units and Preferred Units;

     WHEREAS, in June 2001, the Company redeemed all of the Preferred Units pursuant to the terms of the Current Agreement;

     WHEREAS, as of the date of this Second Amendment, there are 90,152,151 Common Units issued and outstanding; no Preferred Units outstanding; and no options or rights outstanding to purchase or acquire any Units of the Company;

     WHEREAS, Section 12.4 of the Current Agreement permits the amendment of the Current Agreement upon the receipt of the affirmative Consent of more than fifty percent (50%) in interest of the issued and outstanding Common Units;

     WHEREAS, Members evidencing a majority of the issued and outstanding Common Units in the Company have approved this Second Amendment at a meeting of the Members held on May 22, 2002;

     WHEREAS, pursuant to Section 11.1 of the Current Agreement, the Members have granted the Secretary of the Company a special power of attorney to execute certain documents on their behalf after the necessary vote, consent or approval;

     WHEREAS, this Second Amendment amends Sections 2.7 and 6.2 of the Current Agreement to provide that Units of the Company owned by subsidiaries of the Company shall be voted proportionally with Units voted by Members who are not subsidiaries of the Company;

     WHEREAS, this Second Amendment amends Section 3.1 of the Current Agreement and certain related provisions to, among other things, increase the number of authorized Units, give the Board of Managers the authority to create the terms of, and to issue any series of Preferred Units in the future, and to issue any of the authorized but unissued common Units;

     WHEREAS, this Second Amendment amends Sections 5.1, 5.2, 5.3, 5.4 and 5.8 of the Current Agreement and certain related provisions to revise and extend the mandatory distribution provisions and make certain other clarifying changes;

     WHEREAS, this Second Amendment amends Section 7.2 of the Current Agreement and certain related provisions to divide the elected Members of the Board of Managers into three groups;

     WHEREAS, this Second Amendment amends certain other provisions of the Current Agreement as set forth herein;

     WHEREAS, prior to this Second Amendment being approved by the Members, the Company mailed to the Members a Proxy Statement, dated April 22, 2002, a copy of which the Company also filed with the Securities and Exchange Commission; and

     WHEREAS, the Secretary desires to carry out the desires of the Members approving this Second Amendment by signing this Second Amendment on behalf of all of the Members.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Second Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
MISCELLANEOUS PROVISIONS

     1.1      Inconsistencies. To the extent of any inconsistencies between the terms of this Second Amendment and the terms of the Current Agreement, the terms of this Second Amendment shall control.

     1.2      Full Force and Effect. The Current Agreement, as modified herein, remains in full force and effect as the agreement of the parties.

     1.3      Defined Terms. Terms not defined in this Second Amendment shall have the meanings set forth in the Current Agreement.

ARTICLE II
AMENDMENTS

     2.1      Section 1.16 of the Current Agreement is hereby amended by deleting the phrase “Guaranteed Payments,”.

     2.2      Section 1.17 of the Current Agreement is hereby amended by deleting the phrase “less any portion thereof used to pay Guaranteed Payments.”

     2.3      Sections 1.37, 1.38, 1.42, 1.44, 1.45, 1.55, 1.58, 1.60, 1.66 and 1.86 of the Current Agreement are each hereby amended and restated in their entirety to read as follows:

               “Intentionally Omitted.”

     2.4      Section 2.7 of the Current Agreement is hereby amended by adding the following as subsection “(n)” and changing the designation of the current subsection (n) to subsection “(o)”:

“(n) cause any subsidiary of the Company to vote any Units of the Company held by such subsidiary in the manner provided in Section 6(g) hereof;”

     2.5      Section 3.1 of the Current Agreement is hereby amended and restated in its entirety to read as follows:

“3.1. Classes of Units.

“(a) The Company shall have the authority to issue a total of three hundred million (300,000,000) Units for all classes, as follows:

“(i) Up to twenty-five million (25,000,000) Units may be designated by the Board of Managers as Preferred Membership Interest Units (“Preferred Units”), and

“(ii) Any Units not then designated as Preferred Units pursuant to Section 3.1(a)(i) shall be authorized for issuance as Common Units.

“(b) The Board of Managers may issue authorized, but unissued Common Units under such circumstances and for such consideration as approved by the Board of Managers, except that the issuance of Common Units to officers, directors, employees, or agents of the Company for compensatory or incentive-based performance shall be limited as set forth in Section 3.2(b)(1).

“(c) Subject to the conditions in this Section 3.1, the Board of Managers may issue authorized, but unissued Preferred Units in one or more series as the Board of Managers may determine from time to time for such consideration and under such circumstances as the Board of Managers may approve.

“(d) The Board of Managers is authorized to fix the number of Units of any series of Preferred Units and to determine the designation of such series.

“(e) Subject to the Protective Provisions for the Common Units (as defined in Section 3.1(e)(i) below) and Preferred Units (as defined in Section 3.1(e)(ii) below), the Board of Managers has the power, in its sole discretion, to establish the rights, privileges, preferences and restrictions of any series of Preferred Units as subordinate to, equal with or senior to (including, without limitation, provisions with respect to voting rights; allocations of Profits and Losses; distributions of all kinds, including Cash from Operations, Cash from Sales, upon dissolution, liquidation, or winding-up of the Company; and redemption) any of those of any present or future class or series of Preferred Units or Common Units.

“(i) As used in this Section 3.1(e), “Protective Provisions” means with respect to the Common Units as follows:

“1. Priority for Mandatory Monthly Distributions. The Mandatory Monthly Distributions (as defined in Section 5.1(a) herein) shall be paid in full each month prior to payment of any distributions on any series of Preferred Units.

“2. Class Vote. The Members constituting the holders of the Common Units, voting as a separate class, shall at all times have the right as a separate class to vote on the following matters:

“A. To vote on the matters set forth in Section 6.2(b) (voting on certain mergers and consolidations and voting on dissolution of the Company); and

“B. Except where an action may be taken by the Board of Managers alone, to amend, modify or supplement this Agreement, as set forth in Section 12.4(i) and (iii).

“(ii) As used in this Section 3.1(e), “Protective Provisions” means, with respect to any Preferred Units that may come into existence, those explicit terms set forth in the applicable Certificate of Designations (as defined in Section 3.1(f) below) as having a priority or other special treatment vis-à-vis the Common Units or any other series of Preferred Units (in existence or created in the future).

“(iii) If there is a conflict between the Protective Provisions for the Common Units and the Protective Provisions for the Preferred Units, the conflict shall be resolved in the manner most favorable to the Common Units.

“(f) The Board of Managers shall create each series of Preferred Units by approving a Certificate of Designations that sets forth the terms of the Preferred Units. The Certificate of Designations shall be signed by the Chief Executive Officer of the Company. Upon approval by the Board of Managers and execution of the Certificate of Designations by the Chief Executive Officer, this Agreement shall automatically be deemed amended to give effect to the terms set forth in the Certificate of Designations. The Company may thereafter prepare a Restated Agreement that reflects the amendments to the Agreement caused by the Certificate of Designations.

“(g) The Board of Managers may effect a split or reverse split of Units of any class, by adopting a resolution thereto. If the Board of Managers determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such a split or reverse split, the Board of Managers may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by the Act, no approval or Consent of any Member shall be required in connection with the making of such filing.

“(h) Subject to this Agreement, the Bylaws and actions taken by the Board of Managers (as authorized by this Agreement and the Bylaws):

“(i) each Member constituting the holder of Common Units shall be entitled to one vote for each Common Unit held by such Member on each matter on which the Common Units are entitled to vote;

“(ii) the Members constituting the holders of the Common Units shall have the right to vote as a separate class on those matters set forth in Section 3.1(e) (referring to the matters in Sections 6.2(b) and 12.4); and

“(iii) the Members constituting the holders of the Preferred Units shall be entitled to vote as a separate class on the matters set forth in Sections 6.2(b) and 12.4 or in any applicable Certificate of Designations and shall have such other voting rights as set forth in the applicable Certificate of Designations.

“(i) Any Units repurchased by the Company, by redemption or repurchase, shall be deemed cancelled and shall be returned to the status of authorized but unissued Units of the applicable class. Units repurchased by a subsidiary of the Company shall not be deemed cancelled, shall remain outstanding and shall be voted in accordance with Section 6.2(g).

“(j) Notwithstanding any other provisions of this Agreement, the Board of Managers may amend this Agreement to the extent required to allow the Board of Managers to exercise the powers granted to it by this Section 3.1.”

     2.6      Section 3.2(c) of the Current Agreement is hereby deleted in its entirety.

     2.7      A new Section 4.0 shall be added to read as follows:

“4.0 Rights of Preferred Units. The allocation procedures in this Article 4 may be modified by the Certificate of Designations creating any series or multiple series of Preferred Units as set forth in Sections 3.1(e) and (f).”

     2.8      Sections 5.1, 5.2 and 5.3 of the Current Agreement are hereby amended and restated in their entirety to read as follows:

“5.1 Mandatory Distributions to Common Units Holders.

“(a) Beginning in July 2002, the Company shall make a monthly distribution to the Common Unit Holders in an amount equal to 1/12 of $0.0775 (seven and 3/4 cents) per Common Unit (the “Mandatory Monthly Distributions”). The Mandatory Monthly Distributions may be from Cash from Operations or Cash from Sales, or both. If the Company fails, for any reason, to pay any Mandatory Monthly Distribution(s) in a timely manner (“Overdue Mandatory Monthly Distributions”), the Company shall begin liquidating its Properties (which may or may not include its Real Properties) as quickly as commercially reasonable and shall pay the Common Unit Holders interest on any Overdue Mandatory Monthly Distributions at the rate of ten percent (10%) per annum. The Company may cease liquidating its Properties when the Company no longer has any Overdue Mandatory Monthly Distributions.

“(b) The Mandatory Monthly Distributions shall be paid to the holders of record as of the first day of the month and mailed by the Company to such holders of record no later than the last day of each month. In lieu of mailing, the Company may transmit payment to a

Member in any other manner agreed to in writing by a Member (e.g., by wire transfer).

“(c) The Mandatory Monthly Distributions shall remain in effect until the first to occur of the following events (each, a “Mandatory Distribution Termination Event”):

“(i) The monthly record date immediately prior to the dissolution of the Company pursuant to Section 10.1; or

“(ii) The closing of a Change of Control Merger or Consolidation (as defined below).

“A ‘Change of Control Merger or Consolidation’ means any merger or consolidation in which the Company is not the surviving entity, except a transaction that results in the Members of the Company immediately prior to the transaction owning securities representing at least fifty percent (50%) of the voting power of the surviving entity after the transaction.

“5.2 Distributions of Cash Generally.

“If the Board of Managers declares a distribution (in addition to the Mandatory Monthly Distributions set forth in Section 5.1) payable on a Distribution Date, such distribution may be from Cash from Operations or Cash from Sales, or both (collectively, “Additional Distributions”). The Common Unit Holders as of the Distribution Date shall be entitled to receive all such distributions which the Board has declared, with each Common Unit Holder entitled to participate receiving a pro-rata portion (with reference to the number of Common Units then held by such Common Unit Holder to the total number of Common Units entitled to participate then held by all Persons) of such available distributions, except as set forth in the next sentence. The Preferred Unit Holders shall not be entitled to participate in any Additional Distributions or limit any Additional Distributions, unless the Certificate of Designations creating a series (or multiple series) of Preferred Units grants the series (or multiple series) of Preferred Units (i) a right to participate in the Additional Distributions, (ii) a right over the Common Units with respect to Additional Distributions, or (iii) otherwise limits the payment of Additional Distributions to the Common Units.

“5.3 Intentionally Deleted.”

     2.9      Section 5.4 of the Current Agreement is amended by deleting the phrase “of their Unreturned Capital Accounts” in the second sentence and inserting in its place the phrase “set forth in the Certificate of Designations creating each series of Preferred Units” and by deleting the last sentence.

     2.10    Section 5.8(c)(2) of the Current Agreement is amended by adding the word “all” between the words “for” and “anticipated” and adding the phrase “(including but not limited to the estimated costs and expenses of liquidating all of the Company’s Properties)” after the phrase “costs and expenses.”

     2.11    Section 5.8(d) of the Current Agreement is amended by deleting the phrase “from Cash from Sales” in the first sentence and replacing the phrase “Liquidation Price” in the last sentence with the phrase “Exercise Price.”

     2.12    Section 5.8(f) of the Current Agreement is hereby deleted in its entirety.

     2.13    Section 6.2(e) of the Current Agreement is hereby amended by adding after the eighth word from the end, the phrase “or in any Certificate of Designations.”

     2.14    Section 6.2(f)(i) of the Current Agreement is hereby amended by adding after the 22nd word, “by that class of Unit Holders.”

     2.15    Section 6.2 of the Current Agreement is hereby amended by adding a new subsection (g) as follows:

“(g) “On any issue on which Members are entitled to vote at a meeting or by written consent, the Company shall cause any Units of the Company owned by any subsidiary of the Company to be voted, either at a meeting or by written consent, in the same proportion for and against any proposition as Units held by Members who are not subsidiaries of the Company are voted for and against that proposition (without regard to abstentions), and the Company shall cause Units owned by any such subsidiary of the Company not to be voted with respect to the election of Managers. For this purpose, a subsidiary of the Company shall be deemed to be any corporation or other legal entity of which the Company owns fifty (50) percent or more of the ownership interest or power to vote.”

     2.16    Section 7.2 of the Current Agreement is hereby amended and restated to read in its entirety as follows:

“7.2 Number and Term of Office of Managers.

“(a) The number of seats constituting the entire Board of Managers shall be at least seven (7) (the “Minimum Size”), and no more than thirteen (13) (the “Maximum Size”). The range from the Minimum Size to the Maximum Size is referred to herein as the “Variable Board Size.” The size of the Board of Managers at any particular time shall be referred to herein as the “Whole Board.” The size of the Whole Board is currently ten (10). The Board of Managers may, by a resolution of the Board of Managers, change the number of seats constituting the Whole Board to any number of seats within the Variable Board Size. The Variable Board Size may only be changed if:

“(i) the change has first been approved by a resolution of a majority of the Whole Board and recommended to the Unit Holders, and

“(ii) thereafter, the change has been approved by the affirmative Consent of more than fifty percent (50%) in interest of all of the Units.

“(b) Each Manager (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal. Any vacancies on the Board of Managers may be filled only by a majority of the Board of Managers then in office. A Manager shall not be required to be a Member or a resident of the State of Delaware, California, or any other state. The Chief Executive Officer shall sit as a Manager and occupy one of the seats on the Board, but shall be subject to removal and replacement solely by the Board of Managers with or without cause for any or no reason, subject to the rights, if any, of the CEO-Manager under a contract of employment or management services agreement. The remaining Managers shall be elected by the Members (except as necessary to fill vacancies) and are referred to herein as the “Elected Managers.”

“(c) The Elected Managers shall be divided into three (3) groups with respect to their term of office. Each group of Elected Managers shall contain as near as possible one-third (1/3) of the Elected Managers. Immediately after this provision becomes effective (the “Group Term Effective Date”), the Elected Managers shall consist of the following groups, who shall serve for the following terms:

Group	Initial Term	Subsequent Terms

Group I	From the Group Term Effective Date until the annual meeting of the Members in 2003 (i.e., for an one-year initial term)	After their initial term, the Group I Managers shall serve until the annual meeting of Members held three years after their election. (Accordingly, the Group I Managers will be up for election in 2003, 2006, 2009, etc.)

Group II	From the Group Term Effective Date until the annual meeting of the Members in 2004 (i.e., for a two-year initial term)	After their initial term, the Group II Managers shall serve until the annual meeting of Members held three years after their election. (Accordingly, the Group II Managers will be up for election in 2004, 2007, 2010, etc.)

Group III	From the Group Term Effective Date until the annual meeting of the Members in 2005 (i.e., for a three-year initial term)	After their initial term, the Group III Managers shall serve until the annual meeting of Members held three years after their election. (Accordingly, the Group III Managers will be up for election in 2005, 2008, 2011, etc.)

“No decrease in the number of Elected Managers shall have the effect of shortening the term in office of any incumbent Elected Manager. The Members shall be entitled to amend this Section 7.2(c) to eliminate the grouping of the Managers or to otherwise modify the grouped terms of the Managers; however, no such amendment shall have the effect of shortening the term in office of any incumbent Elected Manager.

“(d) The Elected Managers shall be reimbursed for reasonable expenses incurred in connection with performing their duties as Managers and may be paid compensation as determined by the Board of Managers. The CEO-Manager shall be compensated on terms approved by the Board of Managers.”

     2.17    Section 12.4 of the Current Agreement is amended as follows:

                A.      The portion of the first sentence that begins after the phrase “fifty percent (50%) in interest” shall be replaced with the following:

“of the Common Units and Preferred Units, if any, voting together as a single class, subject to the following provisions:

“(i) The Members constituting the holders of Common Units shall have the right to vote as a separate class on any amendments or modifications of this Agreement that effect any of the rights of the Common Units set forth in Section 3.1(e) of the Agreement and the Members constituting the holders of Preferred Units shall not have any voting rights on such an amendment;

“(ii) After the prior approval of the Board of Managers, the Members constituting the holders of Preferred Units (or a series or more than one series of Preferred Units, as applicable) shall have the right to vote as a separate class on any amendments or modifications of this Agreement that effect the rights of the Preferred Units in Section 6.2(b) or which effect any separate class voting or other rights in any applicable Certificate of Designations (as defined in Section 3.1(f)) which have been granted to the Preferred Units (or a series or more than one series of Preferred Units, as applicable) and the Members constituting the holders of Common Units shall not have any voting rights on such an amendment; and

“(iii) The holders of Common Units and Preferred Units (or a series or series of Preferred Units) shall have the right to vote as a separate class on any amendments or modifications of this Agreement where required by the Act or applicable law.”

                B.      After the last sentence, a new sentence shall be added as follows:

“In addition, the Board of Managers shall have the authority to cause a restated Agreement to be prepared at any time and in such restatement may cause any typographical errors or formatting errors to be corrected.”

     IN WITNESS WHEREOF, this Second Amendment has been duly executed by the Members, all Persons thereafter who become Additional Members, all Transferees who become Assignees, and all Persons who become a party hereto in accordance with Section 2.8 of the Current Agreement.

JCM PARTNERS, LLC a Delaware limited liability company

By /s/ Gayle M. Ing Gayle M. Ing, Secretary/Attorney-In-Fact